EXHIBIT 21





                         SUBSIDIARIES OF THE REGISTRANT



   Ermanco Incorporated, a wholly-owned subsidiary of SI Handling Systems, Inc.

   SI/BAKER, INC., 50% owned joint enture with McKesson Automated Prescription Systems, Inc.

   SI-Egemin N.V., 50% owned joint venture with Egemin N.V.